Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING CLOSES ON $1 BILLION

EXPANSION OF SENIOR SECURED CREDIT FACILITIES

- Revolver Expanded by $85 Million, Term Loan A Expanded by $400 Million,

and Term Loan B Expanded by $515 Million -

Wyomissing, PA (November 2, 2012) — Penn National Gaming, Inc. (PENN: Nasdaq) announced today that it expanded its existing secured $2.15 billion of senior secured credit facilities by $1 billion.  Under the original terms of the senior secured credit facilities entered into in July 2011, Penn National had the option to increase the amounts of the facilities at prevailing market rates, subject to obtaining commitments from lenders, pro forma compliance with financial covenants and other customary conditions.

The expanded credit facilities include:

•            An $85 million expansion to the existing $700 million revolving credit facility due July 2016;

•            A $400 million expansion to the existing $700 million five year Term Loan A due July 2016; and,

•            A $515 million expansion to the existing $750 million Term Loan B due July 2018.

The expanded portions of the credit facilities incur no pre-payment penalties and were issued with no origination discount while substantially all of the other terms of the original credit facilities apply to the expanded revolver, Term Loan A and Term Loan B and the credit facilities and continue to allow for debt and equity repurchases.

Penn National is using $610 million of borrowings under the Term Loan A and Term Loan B expansions to fund its acquisition of the Harrah’s St. Louis gaming and lodging facility which it completed November 2 with remaining proceeds from the Term Loan A and Term Loan B expansions used to repay borrowings under the existing revolving credit facility and other general corporate purposes.

William J. Clifford, Chief Financial Officer of Penn National Gaming commented, “We are appreciative of our lead banks and participating banks for the confidence expressed in Penn National’s financial strength, liquidity and growing cash flows.  An expansion was contemplated when we entered into the new credit facilities last year and we remain focused on actively and conservatively managing our capital structure to provide the financial flexibility to support our near- and long-term growth initiatives. Our conservative capital structure, including the credit facility expansions, positions Penn National with one of the most attractive costs of capital in the gaming industry which has allowed us to complete acquisitions such as Harrah’s St. Louis in an accretive manner.  Furthermore, our leverage ratios remain well below industry averages and we continue to ensure that the Company has access to capital at rates which allow us to pursue a diverse range of opportunities to enhance shareholder value.  With the opening this year of three new casinos and the addition of Harrah’s St. Louis, we will further diversify and expand our free cash flow allowing us to maintain attractive leverage ratios and high levels of liquidity.”

Bank of America, N.A., Wells Fargo Securities, LLC, Commerzbank AG, New York and Grand Cayman Branches, Fifth Third Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., and UBS Securities LLC acted as joint lead arrangers and bookrunners.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The company presently operates twenty-nine facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities currently feature approximately 36,800 gaming machines, approximately 850 table games, 2,900 hotel rooms and approximately 1.6 million square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to successfully integrate Harrah’s St. Louis into our existing business and achieve the expected returns from such business; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors (traditional and internet based); increases in any form of taxation at any of our properties or at the corporate level; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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